Exhibit 99.05

Southern Company
Consolidated Earnings
As Reported
(In Millions of Dollars)
	Three Months Ended June			Year-to-Date June
	2020	2019	Change	2020	2019	Change
Income Account-
Retail Electric Revenues-
Fuel	$676	$919	$(243)	$1,353	$1,723	$(370)
Non-Fuel	2,506	2,621	(115)	4,907	4,900	7
Wholesale Electric Revenues	472	542	(70)	889	1,041	(152)
Other Electric Revenues	168	161	7	320	331	(11)
Natural Gas Revenues	636	689	(53)	1,885	2,163	(278)
Other Revenues	162	166	(4)	284	352	(68)
Total Revenues	4,620	5,098	(478)	9,638	10,510	(872)
Fuel and Purchased Power	821	1,115	(294)	1,638	2,135	(497)
Cost of Natural Gas	144	191	(47)	583	877	(294)
Cost of Other Sales	74	84	(10)	129	203	(74)
Non-Fuel O&M	1,203	1,320	(117)	2,498	2,634	(136)
Depreciation and Amortization	873	755	118	1,730	1,506	224
Taxes Other Than Income Taxes	298	299	(1)	629	628	1
Estimated Loss on Plant Vogtle Units 3 and 4	149	—	149	149	—	149
(Gain) Loss on Dispositions, net	—	(8)	8	(39)	(2,506)	2,467
Total Operating Expenses	3,562	3,756	(194)	7,317	5,477	1,840
Operating Income	1,058	1,342	(284)	2,321	5,033	(2,712)
Allowance for Equity Funds Used During Construction	35	31	4	68	63	5
Earnings from Equity Method Investments	30	33	(3)	72	81	(9)
Interest Expense, Net of Amounts Capitalized	444	429	15	900	859	41
Impairment of Leveraged Lease	154	—	154	154	—	154
Other Income (Expense), net	101	99	2	204	176	28
Income Taxes	5	145	(140)	150	1,505	(1,355)
Net Income	621	931	(310)	1,461	2,989	(1,528)
Less:
Dividends on Preferred Stock of Subsidiaries	4	3	1	7	7	—
Net Income (Loss) Attributable to Noncontrolling Interests	5	29	(24)	(26)	—	(26)
NET INCOME ATTRIBUTABLE TO SOUTHERN COMPANY	$612	$899	$(287)	$1,480	$2,982	$(1,502)
Notes
- Certain prior year data may have been reclassified to conform with current year presentation.